UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015

Business Development Corporation of America

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00821 (Commission File Number)	27-2614444 (IRS Employer Identification No.)

405 Park Avenue, 14th Floor

New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 415-6500

Not Applicable

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

As of June 24, 2015, Business Development Corporation of America (“BDCA”) intends to offer, subject to market and other conditions, $150 million aggregate principal amount of senior unsecured notes (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the Notes offered is subject to change.

The Notes are expected to mature in 2020, unless repurchased or redeemed in accordance with their terms prior to such date. BDCA expects to use the proceeds from the offering of the Notes to make investments in portfolio companies in accordance with BDCA’s investment objectives and for general corporate purposes.

On June 24, 2015, the initial purchasers in the offering will announce certain expected terms of the offering through a Bloomberg communication, which communication is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

This report is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Notes have not been, and will not be, registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Important Notice

The statements in this report that are not historical facts may be forward-looking statements, including the statements regarding BDCA’s intent to offer the Notes, the aggregate principal amount of the Notes, the maturity date of the Notes, and BDCA’s intended use of the proceeds. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. All such forward looking statements speak only as of the date they are made, and BDCA undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Initial purchasers’ Bloomberg communication dated June 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT
CORPORATION OF AMERICA

Date: June 24, 2015	By:	/s/ Peter M. Budko
Peter M. Budko
Chief Executive Officer and Chairman of the Board of Directors